Exhibit 3.ii(3)

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY -DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

American Rare Earths and Materials, Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

All voting powers, designations, preferences, limitations, restrictions and relative rights are set forth in Section 4 of the Articles of Incorporation, as amend hereby.

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation
Revised: 3-6-09

ELEMENT 21 GOLF COMPANY

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF THE POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES B CONVERTIBLE PREFERRED STOCK
$.10 PAR VALUE PER SHARE

Reference is made to the Designation of Series B Preferred Stock contained in Section 4 of the Articles of Incorporation of American Rare Earths and Materials, Corp., filed with the Secretary of State of the State of Nevada on the 10th day of May 2010 (the “Designation”).  Capitalized terms used herein and not otherwise herein defined shall have the meanings ascribed to them in the Designation.

By affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, being the holders of 176,474 of the 352,945 outstanding shares of Series B Preferred Stock, the Designation is amended as follows:

1.	The “Conversion Price” of $3.05 as stated in the Section 4 (a) has been changed to $1.00.

2.	The Clauses in the Designation that in any way restrict or limit the Company from issuing shares will be removed.

3.
In particular, Section 5 of the Designation is deleted and Section 6 of the Designation is amended by deleting clauses (i), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) from subparagraph (b) thereof.

4.	Except as hereinabove provided, the Designation remains in force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of May 31, 2011.

ELEMENT 21 GOLF COMPANY

By:	/s/ Nataliya Hearn
Name: Nataliya Hearn
Title: President

/s/ Vladmir Goryunov
Vladmir Goryunov
Holder of 176,471 Series B Preferred shares

/s/ Vladislav Moskalev
Vladislav Moskalev
Holder of 3 Series B Preferred shares